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                                                                   Exhibit 10.7

                             AK STEEL CORPORATION

                       ANNUAL MANAGEMENT INCENTIVE PLAN
                (as amended and restated as of March 19, 1998)

Introduction

  The name of this plan is the AK Steel Corporation Annual Management Incentive Plan (the "Plan"). AK Steel Corporation (the "Company") adopted the Plan in 1994 to enhance management's focus on specific performance goals for the Company with respect to safety, quality and net income. The Plan is hereby amended and restated as set forth in this document effective as of March 19, 1998.

  The Plan is a payroll practice. The Plan is not intended to be an employee benefit plan within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, and the Plan shall be interpreted, administered and enforced to the extent possible in a manner consistent with that intent. Any obligations under the Plan shall be the joint and several obligations of AK Steel Holding Corporation, the Company, and each of their respective subsidiaries and affiliates. The Plan is designed to comply with the performance-based compensation exception under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code").

1. Administration of the Plan

  This Plan shall be administered by the Compensation Committee (the "Committee") of the Board of Directors of the Company (the "Board"). The Committee shall consist of not less than two members of the Board who shall be appointed from time to time by, and shall serve at the discretion of, the Board. Each member of the Committee shall be an "outside director" within the meaning of Section 162(m) of the Code. The Human Resources Department of the Company shall maintain records of authorized participants for each period described in paragraph 4 below (the "Performance Period").

2. Participation

  Certain management employees of the Company ("Plan Member" or "Plan Members") shall be eligible to participate in this Plan upon selection by the Chairman of the Board or his delegate, the Executive Management Committee (the "EMC"), subject to the approval and/or review from time to time by the Committee. The EMC shall consist of the Company's Chief Executive Officer, President, Vice President--Human Resources, and such other individuals as may be designated from time to time by the Chief Executive Officer. Notwithstanding the foregoing, any covered employee as defined in Section 162(m)(3) of the Code ("Covered Employee"), shall be designated to participate in the Plan by the Committee in writing within the time period prescribed by
Section 162(m) of the Code and related regulations.

3. Bonus Opportunity Targets

  Each Plan Member shall be assigned a Bonus Opportunity Target Percentage ("Target Percentage") and a Bonus Opportunity Maximum Percentage ("Maximum Percentage") at the time he is selected for participation in this Plan based on his level of management in the Company and/or his overall contribution to the Company. A Plan Member's Target Percentage and/or Maximum Percentage may be changed from time to time at the discretion of the Committee or the EMC. Notwithstanding the foregoing, the Committee shall assign or change, in writing, the Target Percentage and Maximum Percentage for any Covered Employee for a particular Performance Period within the time period prescribed by
Section 162(m) of the Code and related regulations.

  A Plan Member's Target Percentage with respect to any Performance Period is the percentage of his annual base compensation (as defined below) that may be awarded to him by the Company as additional compensation if the Company achieves certain goals as determined by the Committee and approved by the Board with respect
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to net income, safety, and quality. A Plan Member's Maximum Percentage, which is two times his Target Percentage, is the percentage of his annual base compensation that may be awarded if the Company achieves for the Performance Period not only the established safety and quality goals, but exceeds the established net income goal by a certain level as determined by the Committee. A Plan Member's annual base compensation for purposes of this Plan shall be his actual base salary paid during the relevant Performance Period.

  Any amount awarded to a Plan Member under this Plan shall be referred to herein as a "Performance Award." If a Plan Member is designated to participate in the Plan after the commencement of a Performance Period, such individual's Performance Award will be prorated based on his period of participation in the Plan during such Performance Period.

4. Performance Periods

  Each Performance Period shall be the twelve-month period commencing on January 1 and ending on the following December 31.

5. Performance Award Payment Date

  The Performance Award Payment Date is the date on which any Performance Awards are paid to Plan Members, which date shall not be more than 120 days following the last day of each Performance Period. Before any Performance Award is paid to a Covered Employee, the Committee shall certify in writing that the criteria for receiving a Performance Award pursuant to the terms of the Plan have been satisfied.

6. Performance Award Determination

  For each Performance Period, the Committee shall assign, in writing, with respect to each of the performance factors of net income, safety, and quality, a threshold goal, a target goal, and, with respect to the net income factor, the level which if exceeded will result in the maximum Performance Awards being made. If the threshold goals are not met, no Performance Awards shall be made. Achievement of performance between the threshold and target goals shall result in Performance Awards being made. The threshold and target goals, and the level of net income required to achieve the maximum Performance Awards, shall be communicated in writing by the Human Resources Department to Plan Members as soon as practicable at the beginning of each Performance Period, but with respect to Covered Employees, no later than the time period prescribed by Section 162(m) of the Code and related regulations. Different threshold and target goals may apply with respect to a specific plant, department, or area of the Company. Notwithstanding the foregoing, Performance Awards may be granted with respect to achievement of the threshold goal for safety even if the threshold goal for net income for the Performance Period is not achieved.

  The Committee may establish such other parameters and procedures for determining Performance Awards as it deems appropriate with respect to any Performance Period. The maximum Performance Award (including any special Performance Award pursuant to paragraph 7 below) that may be paid to any Covered Employee with respect to any Performance Period shall be $3 million. The Committee may delegate the calculation of Performance Awards to the Company's Chief Financial Officer, subject to the Committee's supervision.

7. Special Awards to Covered Employees

  Subject to the provisions of paragraph 6 above, the Committee may grant with respect to any Performance Period a special Performance Award to any Covered Employee if a specified level of net income is achieved by the Company. The level of net income required to achieve any such award and the amount of any such award shall be established by the Committee in writing within the time period prescribed by Section 162(m) of the Code and related regulations.


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8. Form of Payment

  All Performance Awards will be paid in a single lump-sum payment in cash. The Company will withhold such payroll or other taxes as it determines to be necessary or appropriate.

9. Events of Forfeiture

 a. No Net Income

    If the Company has no net income for book purposes with respect to any Performance Period, no Performance Awards will be granted with respect to that Performance Period; however, if any Performance Awards for that period would otherwise be granted, such Performance Awards may be deferred to a subsequent Performance Period in the sole discretion of the Committee.

 b. Death, Disability, Retirement or Involuntary Termination for Other Than
Cause

    If during a Performance Period a Plan Member dies, becomes totally and permanently disabled, retires or is involuntarily terminated for reasons other than cause, the Plan Member (or his estate in the case of death) shall be entitled under this Plan to a prorated Performance Award, if any, based on his period of participation during such Performance Period. Any such amount shall be paid in cash and in full satisfaction of any claims the Plan Member may have under this Plan.

 c. Termination for Cause

    If a Plan Member is terminated for cause, as cause may be defined by the Committee or the EMC, no Performance Award shall be paid under this Plan.

 d. Voluntary Termination

    Subject to the above provisions of this paragraph 9, a Plan Member who voluntarily terminates employment with the Company prior to any Performance Award Payment Date shall forfeit all rights hereunder to any payment that is or may be due on or after such Performance Award Payment Date.

 e. Removal from the Plan

    A Plan Member may be removed from further participation in this Plan by the Committee or the EMC and such removal shall be effective as of the date determined by the Committee or the EMC. In such a case, the Plan Member shall be eligible to receive a prorated Performance Award, if any, based on his period of participation during the Performance Period in which his removal occurs.

 f. Leave of Absence

    If during a Performance Period, a Plan Member is absent from employment with the Company for a period of more than ninety (90) consecutive calendar days for any reason, the Plan Member's participation in the Plan will be suspended for the period of such absence exceeding ninety (90) days, and he shall be entitled under this Plan to a prorated Performance Award, if any, based on his period of participation during such Performance Period.

10. Source of Benefits

  The Company shall make any cash payments due under the terms of this Plan directly from its assets or from any trust that the Company may choose to establish and maintain from time to time. Nothing contained in this Plan shall give or be deemed to give any Plan Member or any other person any interest in any property of

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any such trust or in any property of the Company, nor shall any Plan Member or any other person have any right under this Plan not expressly provided by the terms hereof, as such terms may be interpreted and applied by the Committee in its discretion.

11. Liability of Officers and Plan Members

  No current or former employee, officer, director or agent of AK Steel Holding Corporation or of the Company shall be personally liable to any Plan Member or other person to pay any benefit payable under any provision of this Plan or for any action taken by any such person in the administration or interpretation of this Plan.

12. Unsecured General Creditor

  The rights of a Plan Member (or his beneficiary in the event of his death) under this Plan shall only be the rights of a general unsecured creditor of the Company, and the Plan Member (or his designated beneficiary) shall not have any legal or equitable right, interest, or other claim in any property or assets of the Company by reason of the establishment of this Plan.

13. Arbitration

  Any dispute under this Plan shall be submitted to binding arbitration subject to the rules of the American Arbitration Association before an arbitrator selected by the Company and acceptable to the Plan Member. If the Plan Member objects to the appointment of the arbitrator selected by the Company, and the Company does not appoint an arbitrator acceptable to the Plan Member, then the Company and the Plan Member shall each select an arbitrator and those two arbitrators shall collectively appoint a third arbitrator who shall alone hear and resolve the dispute. The Company and the Plan Member shall share equally the costs of arbitration. No Company agreement of indemnity, whether under its Articles of Incorporation, the bylaws or otherwise, and no insurance by the Company, shall apply to pay or reimburse any Plan member's costs of arbitration.

14. Amendment or Termination of Plan

  The Board expressly reserves for itself and for the Committee the right and the power to amend or terminate the Plan at any time. In such a case, unless the Committee otherwise expressly provides at the time the action is taken, no Performance Awards shall be paid to any Plan Member on or after the date of such action.

15. Miscellaneous

 a. Assignability

    Plan Members shall not alienate, assign, sell, transfer, pledge, encumber, attach, mortgage, or otherwise hypothecate or convey in advance of actual receipt the amounts, if any, payable hereunder. No part of the amounts payable hereunder shall, prior to actual payment, be subject to seizure or sequestration for the payment of any debts, judgments, alimony, or separate maintenance, nor shall any person have any other claim to any benefit payable under this Plan as a result of a divorce or the Plan Member's, or any other person's bankruptcy or insolvency.

 b. Obligations to the Company

    If a Plan Member becomes entitled to payment of any amounts under this Plan, and if at such time the Plan Member has any outstanding debt, obligation, or other liability representing an amount owed to the Company, then the Company may offset such amounts against the amounts otherwise payable under this Plan. Such determination shall be made by the Committee or the Board.


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 c. No Promise of Continued Employment

    Nothing in this Plan or in any materials describing or relating to this Plan grants, nor should it be deemed to grant, any person any employment right, nor does participation in this Plan imply that any person has been employed for any specific term or duration or that any person has any right to remain in the employ of the Company. Subject to the provisions of paragraph 9 hereof, the Company retains the right to change or terminate any condition of employment of any Plan Member without regard to any effect any such change has or may have on such person's rights hereunder.

 d. Captions

    The captions to the paragraphs of this Plan are for convenience only and shall not control or affect the meaning or construction of any of its provisions.

 e. Pronouns

    Masculine pronouns and other words of masculine gender shall refer to both men and women.

 f. Validity

    In the event any provision of this Plan is found by a court of competent jurisdiction to be invalid, void, or unenforceable, such provision shall be stricken and the remaining provisions shall continue in full force and effect.

 g. Applicable Law

    To the extent not preempted by federal law, this Plan shall be construed in accordance with and governed by the laws of the State of Delaware.

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